SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

          Under the Securities Exchange Act of 1934 (AMENDMENT NO. 13)

                            WESTMORELAND COAL COMPANY
                                (NAME OF ISSUER)

                                DEPOSITORY SHARES
                         (TITLE OF CLASS OF SECURITIES)

                                    960878304
                                 (CUSIP NUMBER)

                              FRANK T. VICINO, JR.
          3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308; 954-422-5710

 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                 COMMUNICATIONS)

                               OCTOBER 9, 2008

             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX / /.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D

 CUSIP  NO 960878304
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
ALLEN A. BLASE
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   PF,OO
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               750
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              0
                       ----------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER

                              750
                       ----------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER

                              214,596
---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      215,346
---------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)       /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      33.6%
---------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
---------------------------------------------------------------------

CUSIP  NO 960878304
                               CUSIP NO 960878304
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VICINO FAMILY HOLDINGS, INC.
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   WC
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              54,980
                       ----------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ----------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              54,980
---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      54,980
---------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)       /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      8.6%
---------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      CO
---------------------------------------------------------------------

                               CUSIP NO 960878304
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VICINO FAMILY LIMITED PARTNERSHIP
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   WC
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              52,000
                       ----------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ----------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              52,000
---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      52,000
---------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)       /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      8.1%
---------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      PN
---------------------------------------------------------------------

                               CUSIP NO 960878304
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              7,400
                       ----------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ----------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              7,400
---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      7,400
---------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)       /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      1.2%
---------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
---------------------------------------------------------------------

                               CUSIP NO 960878304
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ROSEMARY ANN VICINO
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF, OO
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               100
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              7,400
                       ----------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ----------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              7,500
---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      7,500
---------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)       /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      1.2%
---------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
---------------------------------------------------------------------

                               CUSIP NO 960878304
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
FRANK VICINO SR
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF, OO
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               27,650
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              4,000
                       ----------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ----------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              31,650
---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      31,650
---------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)       /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      4.9%
---------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
---------------------------------------------------------------------

                               CUSIP NO 960878304
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) FRANK VICINO SR REVOCABLE TRUST
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              4,000
                       ----------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ----------------------------------------------
                       (10)   4,000
---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      4,000
---------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)       /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.6%
---------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
---------------------------------------------------------------------

                               CUSIP NO 960878304
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
DEBORAH KLAMARUS
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF,OO
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               6,950
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              57,880
                       ----------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ----------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              64,830
---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      64,830
---------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)       /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      10.1%
---------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
---------------------------------------------------------------------

CUSIP NO 960878304
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) DEBORAH KLAMARUS ttee U/A DTD 6/24/1998
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              2,900
                       ----------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ----------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              2,900
---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      2,900
---------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)       /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.5%
---------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
---------------------------------------------------------------------

CUSIP NO 960878304
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) FRANK T. VICINO JR.
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF,OO
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               69,150
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              64,631
                       ----------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ----------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              133,781
---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      133,781
---------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)       /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      20.9%
---------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
---------------------------------------------------------------------

                               CUSIP NO 960878304
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) DEBORAH DEE VICINO
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               31,650
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              0
                       ----------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ----------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              31,650
---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      31,650
---------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)       /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      4.9%
---------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN
---------------------------------------------------------------------

                               CUSIP NO 960878304
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)
KYLE KLAMARUS
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               165
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              0
                       ----------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ----------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              165
---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      165
---------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)       /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.03%
---------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN
---------------------------------------------------------------------

                               CUSIP NO 960878304
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) F.T. VICINO JR ttee U/A DTD 9/26/1997
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              4,651
                       ----------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ----------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              4,651
---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      4,651
---------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)       /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.7%
---------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
---------------------------------------------------------------------

                               CUSIP NO 960878304
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) F.T. VICINO ttee U/A DTD 9/26/1997
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  /X/
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              5,000
                       ----------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ----------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              5,000
---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
      5,000
---------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)       /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.8%
---------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
---------------------------------------------------------------------

ITEM  1.     SECURITY  AND  ISSUER.

DEPOSITORY SHARES EACH REPRESENTING 1/4 OF A SHARE OF SERIES "A" CONVERTIBLE EXCHANGEABLE PREFERRED STOCK ITEM.

WESTMORELAND COAL COMPANY
2 NORTH CASCADE AVE, 114TH FLOOR
COLORADO SPRINGS, CO 80902

ITEM  2.     IDENTITY AND  BACKGROUND.

a)ALLEN A. BLASE
b)1073 SW 119TH AVE, DAVIE, FL 33325
c)ACCOUNT MANAGER FOR THE VICINO GROUP WHICH IS COMPRISED OF:
1. VICINO FAMILY HOLDINGS, INC.
2. VICINO FAMILY LIMITED PARTNERSHIP
3. ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
4. FRANK VICINO SR.
5. FRANK T. VICINO, JR.
6. DEBORAH KLAMARUS
7. F.T. VICINO JR. ttee U/A DTD 9/26/1997
8. F.T. VICINO ttee U/A DTD 9/26/1997
9. DEBORAH DEE VICINO
10.FRANK VICINO SR REVOCABLE TRUST
11.DEBORAH KLAMARUS ttee U/A/ DTD 6/24/1998
12. KYLE KLAMARUS
13. ALLEN A. BLASE
d)NO CRIMINAL CONVICTIONS IN THE LAST FIVE YEARS (EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, ALLEN A. BLASE HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)DEBORAH DEE VICINO
b)14 MINNETONKA RD, FORT LAUDERDALE, FL 33308
c)SUBSTITUTE TEACHER AT ST MARK'S SCHOOL
  1750 E Oakland Park Blvd
  Oakland Park, FL 33334
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, DEBORAH DEE VICINO HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)FRANK T. VICINO, JR.
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c) PRESIDENT OF F.VICINO & CO, INC.
  F.VICINO & CO, INC.
  CONSTRUCTION BUSINESS
  15 NE 2ND AVE
  FORT LAUDERDALE, FL 33441

d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, FRANK T. VICINO, JR. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)F.T. VICINO, ttee U/A DTD 9/26/1997
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c) THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK T. VICINO JR.S' MINOR CHILD
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e)DURING THE LAST FIVE YEARS, F. T. VICINO ttee U/A DTD 9/26/1997 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)F. T. VICINO JR., ttee U/A DTD 9/26/1997
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c)THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK T. VICINO JR.S' MINOR CHILD
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, F. T. VICINO JR. ttee U/A/ DTD 9/26/1997 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)DEBORAH KLAMARUS
b)15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c)SECRETARY FOR F.VICINO & CO, INC.
  F.VICINO & CO, INC.
  CONSTRUCTION BUSINESS
  15 NE 2ND AVE
  FORT LAUDERDALE, FL 33441
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, DEBORAH KLAMARUS HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)KYLE KLAMARUS
b)15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c)EXECUTIVE SUPERVISOR FOR F.VICINO & CO, INC.
  F.VICINO & CO, INC.
  CONSTRUCTION BUSINESS
  15 NE 2ND AVE
  FORT LAUDERDALE, FL 33441
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)

e) DURING THE LAST FIVE YEARS, KYLE KLAMARUS HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)DEBORAH KLAMARUS ttee U/A DTD 6/24/1998
b)15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c)THIS TRUST WAS CREATED FOR THE BENEFIT OF DEBORAH KLAMARUS' MINOR CHILD
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, DEBORAH KLAMARUS ttee U/A DTD 6/24/1998 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)FRANK VICINO SR.
b)3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c)RETIRED
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS (EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES).
e) DURING THE LAST FIVE YEARS, FRANK VICINO SR. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)ROSEMARY ANN VICINO
b)3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c)RETIRED
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS (EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES).
e) DURING THE LAST FIVE YEARS, ROSEMARY ANN VICINO HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a) FRANK VICINO SR REVOCABLE TRUST
b) 3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c)THIS TRUST WAS CREATED FOR THE BENEFIT OF ROSEMARY ANN VICINO
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, FRANK VICINO SR REVOCABLE TRUST HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
b) 3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c)THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK VICINO SR

d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)VICINO FAMILY LIMITED PARTNERSHIP
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c)THE PRINCIPAL BUSINESS OF VICINO FAMILY LIMITED PARTNERSHIP IS TO SERVE AS A PRIVATE INVESTMENT LIMITED PARTNERSHIP. VICINO FAMILY HOLDINGS, INC.IS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP THEREFORE, PLEASE REFER TO THE INFORMATION BELOW FOR VICINO FAMILY HOLDINGS, INC. IN SATISFACTION OF INSTRUCTION C.
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, VICINO FAMILY LIMITED PARTNERSHIP HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.

a)VICINO FAMILY HOLDINGS, INC.
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c)THE PRINCIPAL BUSINESS OF VICINO HOLDINGS, INC. IS TO BE THE GENERAL PARTNER OF THE VICINO FAMILY LIMITED PARTNERSHIP AND TO MANAGE ITS AFFAIRS. VICINO FAMILY HOLDINGS, INC. IS OWNED 50/50 BY FRANK T. VICINO JR. AND DEBORAH KLAMARUS. PLEASE REFER TO THE INFORMATION PROVIDED ABOVE FOR FRANK T. VICINO JR. AND DEBORAH KLAMARUS TO SATISFY INSTRUCTION C.
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e)DURING THE LAST FIVE YEARS, VICINO FAMILY HOLDINGS, INC. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.

ITEM  3.     SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER  CONSIDERATION.

FOR THE PURPOSE OF PURCHASING HIS PERSONAL SHARES, ALLEN A. BLASE USES PERSONAL FUNDS. IN MANAGING THE OTHER LISTED REPORTING PERSONS' ACCOUNTS, ALLEN A. BLASE USES SUCH REPORTING PERSONS' FUNDS IN PURCHASING THE SUBJECT SECURITIES AND IF ANY PART OF THE PURCHASE PRICE IS OR WILL BE REPRESENTED BY FUNDS OR OTHER CONSIDERATION BORROWED OR OTHERWISE OBTAINED FOR THE PURPOSE OF ACQUIRING, HOLDING, TRADING OR VOTING THE SECURITIES, A DESCRIPTION OF THE TRANSACTION AND THE NAMES OF THE PARTIES THERETO. THE SECURITIES WERE HELD IN MARGIN ACCOUNTS AT SMITH BARNEY ETC. AND DIFFERENT AMOUNT BORROWED FROM TIME TO TIME DEPENDING ON THE RATION OF EQUITY TO DEBT IN THE ACCOUNT IF THE SECURITIES WERE ACQUIRED OTHER THAN BY PURCHASE, DESCRIBE THE METHOD OF ACQUISITION.

ITEM  4.     PURPOSE  OF  TRANSACTION.

THE PURPOSE OF THE TRANSACTIONS IS THE ACCUMULATION OF WESTMORELAND COAL PREFERRED SHARES WITH THE EXPECTATION OF HIGH RETURN AND FOR INVESTMENT PURPOSES ONLY. THE REPORTING PERSONS HAVE NO PLANS OR PROPOSALS RELATING TO ANY OF THE ITEMS LISTED IN a THOUGH j.

ITEM  5.     INTEREST  IN  SECURITIES  OF  THE  ISSUER.

     1.  ALLEN A. BLASE

         a.   THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 215,346.
              PERCENTAGE: 33.6%. THE PERCENTAGE USED HEREIN AND IN THE REST OF
              ITEM 5 ARE CALCULATED BASED UPON 640,520 1/4 PREFERRED SHARES OF THE COMPANY ISSUED AND OUTSTANDING AS OF SEPTEMBER 31, 2007, AS DISCLOSED IN THE COMPANY'S QUATERLY REPORT ON FORM 10Q FILED WITH THE SEC.

         b.   SOLE POWER TO VOTE OR DIRECT VOTE: 750
              SHARED POWER TO VOTE OR DIRECT VOTE: 0
              SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 750
              SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 214,596.
              ALLEN A. BLASE HAS THE SHARED POWER TO DISPOSE OF:
              1.  2,980 SHARES OWNED BY THE VICINO FAMILY HOLDINGS, INC.;
              2.  52,000 SHARES OWNED BY THE VICINO FAMILY LIMITED PARTNERSHIP;
              3. 7,400 SHARES OWNED BY ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001;
              4.  27,650 SHARES OWNED BY FRANK VICINO SR.;
              5.  4,000 SHARES OWNED BY FRANK VICINO SR REVOCABLE TRUST;
              6.  6,950      SHARES OWNED BY DEBORAH KLAMARUS;
              7.  2,900 SHARES OWNED BY DEBORAH KLAMARUS ttee U/A DTD
                  06/24/1998;
              8.  4,651 SHARES OWNED BY F. T. VICINO JR ttee U/A DTD 9/26/1997;
              9.  5,000 SHARES OWNED BY F. T. VICINO ttee U/A DTD 9/26/1997;
              10.       69,150 SHARES OWNED BY FRANK T. VICINO JR. AND
              11.       31,650 SHARES OWNED BY DEBORAH DEE VICINO.
              12.       165 SHARES OWNED BY KYLE KLAMARUS
              13.       100 SHARES OWNED BY ROSEMARY ANN VICINO

         c. ALL SHARES WERE PURCHASED/SOLD THROUGH REGISTERED BROKER-DEALERS ON THE OPEN MARKET

PERSONS NAMED IN PARAGRAPH (a)            DATE OF TRANSACTION  HOW TRANSACTION WAS EFFECTED  AMOUNT OF SECURITIES  PRICE PER SHARE
----------------------------------------  -------------------  ----------------------------  --------------------  ---------------
FRANK T VICINO JR TTE U/A DTD                       09/04/08                BOT                  150                  $39.2500
09/26/1997
FRANK T VICINO JR TTE U/A DTD                       09/04/08                BOT                  446                  $40.5000
09/26/1997
FRANK T VICINO JR                                   09/05/08                BOT                  150                  $40.0000
FRANK T VICINO JR                                   09/08/08                BOT                  241                  $39.7000
FRANK T VICINO JR                                   09/10/08                BOT                  550                  $39.0000
FRANK T VICINO JR                                   09/10/08                BOT                  650                  $39.0000
FRANK T VICINO TTE U/A DTD 09/26/1997               09/11/08                BOT                  150                  $39.6500
FRANK T VICINO TTE U/A DTD 09/26/1997               09/11/08                BOT                  250                  $39.0000
FRANK T VICINO JR                                   09/11/08                BOT                  250                  $38.9000
FRANK T VICINO TTE U/A DTD 09/26/1997               09/12/08                BOT                  150                  $40.7500
FRANK T VICINO TTE U/A DTD 09/26/1997               09/12/08                BOT                  250                  $40.0000
VICINO FAMILY LIMITED PARTNERS                      09/16/08                BOT                  200                  $39.0000
DEBORA DEE VICINO                                   09/16/08                BOT                  150                  $39.2500
FRANK T VICINO JR                                   09/18/08                BOT                  400                  $38.0000
VICINO FAMILY LIMITED PARTNERS                      10/01/08                BOT                  280                  $39.7500
ROSEMARY ANN VICINO REVOCABLE TRUST                 10/03/08                SLD                          200          $35.5000
DTD 12/28/2001
KYLE KLAMERUS                                       10/03/08                SLD                          100          $35.5000
KYLE KLAMERUS                                       10/03/08                SLD                          100          $35.0000
FRANK T VICINO JR                                   10/03/08                BOT                  150                  $36.0000
FRANK T VICINO JR                                   10/03/08                BOT                  200                  $33.5000
FRANK T VICINO JR                                   10/03/08                BOT                  200                  $33.5000
FRANK T VICINO JR                                   10/03/08                BOT                  300                  $35.3333
FRANK T VICINO SR                                   10/03/08                BOT                  200                  $35.5000
FRANK T VICINO JR                                   10/03/08                BOT                  100                  $35.5000

FRANK T VICINO SR REVOCABLE TRUST                   10/06/08                SLD                          450          $29.0000
DEBORAH KLAMERUS TTE U/A DTD 0                      10/06/08                SLD                          150          $29.0000
FRANK T VICINO JR TTE U/A DTD                       10/06/08                SLD                          299          $30.0000
FRANK T VICINO TTE U/A DTD 09/                      10/06/08                SLD                          575          $29.0000
FRANK T VICINO JR                                   10/06/08                BOT                  350                  $29.0000
FRANK T VICINO JR                                   10/06/08                BOT                  500                  $29.0000
FRANK T VICINO SR                                   10/06/08                BOT                  150                  $30.0000
FRANK T VICINO SR                                   10/06/08                BOT                  200                  $29.0000
FRANK T VICINO SR                                   10/06/08                BOT                  200                  $27.0000
FRANK T VICINO SR                                   10/06/08                BOT                  500                  $29.8960
FRANK T VICINO REVOCABLE TRUST                      10/07/08                SLD                         1000          $30.0000
FRANK T VICINO SR                                   10/07/08                BOT                  100                  $30.0000
FRANK T VICINO SR                                   10/07/08                BOT                 1000                  $30.0000
FRANK T VICINO JR                                   10/08/08                BOT                  500                  $29.0100
FRANK T VICINO SR                                   10/09/08                BOT                  150                  $30.0000
DEBORAH  KLAMERUS                                   10/09/08                SLD                         2900          $30.0000
FRANK T VICINO JR                                   10/09/08                BOT                 3000                  $30.0000

         d. - VICINO FAMILY HOLDINGS, INC. AS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES OF VICINO FAMILY LIMITED PARTNERSHIP,.
              - FRANK T. VICINO JR. AND DEBORAH KLAMERUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS, INC. AND IN THAT CAPACITY HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES.
              - ROSEMARY ANN VICINO HAS THE HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE ROSEMARY ANN VICINO REVOCABLE TRUST DATED 12/28/2001.
              - DEBORAH KLAMERUS HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE DEBORAH KLAMERUS ttee U/A DTD 6/24/1998 TRUST.
              - FRANK T. VICINO JR. HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO JR. ttee U/A DTD 9/26/1997
              - FRANK T. VICINO JR. HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO ttee U/A DTD 9/26/1997.

              - OTHER THAN IN HER PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP AND FRANK T. VICINO JR. SHARE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY DEBORAH KLAMERUS.
              - OTHER THAN IN HIS PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP, DEBORAH KLAMERUS, F.T. VICINO ttee U/A DTD 9/26/1997 AND F.T. VICINO JR ttee U/A DTD 9/26/1997 HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY DEBORAH KLAMERUS.

         e.   N/A.

2.   VICINO FAMILY HOLDINGS, INC.
     a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 54,980.
         PERCENTAGE: 8.6%.

     b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0
         SHARED POWER TO VOTE OR DIRECT VOTE: 54,980
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 54,980. VICINO FAMILY HOLDINGS, INC. HAS THE POWER TO DISPOSE OF:
         1.   52,000 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERS

     c.  N/A

     d. VICINO FAMILY HOLDINGS, INC. AS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE POWER TO DIRECT THE AFFAIRS OF VICINO FAMILY LIMITED PARTNERSHIP, INCLUDING DECISIONS RESPECTING THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES. FRANK T. VICINO JR. AND DEBORAH KLAMARUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS, INC. AND IN THAT CAPACITY DIRECTS ITS OPERATIONS.THE VICINO FAMILY LIMITED PARTNERSHIP CAN ALSO DIRECT THE RECEIPT OF DIVIDENDS AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF THE ABOVE SHARES TO THE EXTENT OF ITS OWN SHARES.

     e.  N/A.

     3.  VICINO FAMILY LIMITED PARTNERSHIP
     a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 52,000.
         PERCENTAGE: 8.1%.

     b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0
         SHARED POWER TO VOTE OR DIRECT VOTE: 52,000
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 52,000.

     c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

     d. VICINO FAMILY HOLDINGS, INC., THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE POWER TO DIRECT THE AFFAIRS OF VICINO FAMILY LIMITED PARTNERSHIP, INCLUDING DECISIONS RESPECTING THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY VICINO FAMILY LIMITED PARTNERSHIP. FRANK T. VICINO JR. AND DEBORAH KLAMARUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS AND IN THAT CAPACITY DIRECTS ITS OPERATIONS.

     e.  N/A.

     4.  ROSEMARY ANN VICINO
     a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 7,500.
         PERCENTAGE: 1.2%.

     b.  SOLE POWER TO VOTE OR DIRECT VOTE: 100
         SHARED POWER TO VOTE OR DIRECT VOTE: 7,400
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 7,500. ROSEMARY ANN VICINO HAS THE POWER TO DISPOSE OF:
              1.7,400 SHARES OWNED BY ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001

     c.  N/A

     d.  N/A.

     e.  N/A

     5.  ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
     a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 7,400.
         PERCENTAGE: 1.2%.

     b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0
         SHARED POWER TO VOTE OR DIRECT VOTE: 7,400
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 7,400.

     c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

     d. ROSEMARY ANN VICINO HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001

     e.  N/A

     6.  FRANK VICINO SR.
     a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 31,650.
         PERCENTAGE: 4.9%.

     b.  SOLE POWER TO VOTE OR DIRECT VOTE: 27,650
         SHARED POWER TO VOTE OR DIRECT VOTE: 4,000
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 31,650. FRANK VICINO SR HAS THE POWER TO DISPOSE OF:
              1.    4,000 SHARES OWNED BY FRANK VICINO SR REVOCABLE TRUST

     c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

     d.  N/A

     e.  N/A.

     7.  FRANK VICINO SR. REVOCABLE TRUST
     a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 4,000.
         PERCENTAGE: 0.6%.

     b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0
         SHARED POWER TO VOTE OR DIRECT VOTE: 4,000
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 4,000.

     c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

     d. FRANK VICINO SR HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE TRUST.

     e.  N/A.

     8.  DEBORAH KLAMARUS
     a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 64,830
         PERCENTAGE: 10.1%.

     b.  SOLE POWER TO VOTE OR DIRECT VOTE: 6,950
         SHARED POWER TO VOTE OR DIRECT VOTE: 57,880
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 64,830. DEBORAH KLAMERUS HAS THE POWER TO DISPOSE OF:
         1.   2,980 SHARES OWNED BY VICINO FAMILY HOLDINGS, INC.

         2.   52,000 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERSHIP AND
         3.   2,900 SHARES OWNED BY DEBORAH KLAMERUS ttee U/A DTD 6/24/1998

     c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

     d. OTHER THAN IN HER PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP AND FRANK T. VICINO JR. SHARE THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY DEBORAH KLAMARUS.

     e.  N/A.

     9.  KYLE KLAMARUS
     a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 165 PERCENTAGE:
         0.03%.

     b.  SOLE POWER TO VOTE OR DIRECT VOTE: 165
         SHARED POWER TO VOTE OR DIRECT VOTE: 0
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 165.

     c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

     d.  N/A.

     e.  N/A.

     10. DEBORAH KLAMARUS ttee U/A DTD 6/24/1998

     a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 2,900 PERCENTAGE:
         0.5%.

     b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0
         SHARED POWER TO VOTE OR DIRECT VOTE: 2,900
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 2,900.

     c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

     d. DEBORAH KLAMARUS HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE DEBORAH KLAMARUS ttee U/A DTD 6/24/1998 TRUST.

     e.  N/A.

     11. F.T. VICINO JR. ttee U/A DTD 9/26/1997

     a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 4,651 PERCENTAGE:
         0.7%.

     b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0
         SHARED POWER TO VOTE OR DIRECT VOTE: 4,651
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 4,651.

     c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

     d. FRANK T. VICINO JR. HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO JR. ttee U/A DTD 9/26/1997

     e.  N/A.

     12. F.T. VICINO ttee U/A DTD 9/26/1997
     a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 5,000.
         PERCENTAGE: 0.8%.

     b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0
         SHARED POWER TO VOTE OR DIRECT VOTE: 5,000
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 5,000.

     c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

     d. FRANK T. VICINO JR. HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO ttee U/A DTD 9/26/1997 TRUST.

     e.  N/A.

     13. FRANK T. VICINO JR

     a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 133,781
         PERCENTAGE: 20.9%.

     b.  SOLE POWER TO VOTE OR DIRECT VOTE: 69,150
         SHARED POWER TO VOTE OR DIRECT VOTE: 64,631
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 133,781. FRANK VICINO JR HAS THE POWER TO DISPOSE OF:
         1.   5,000 SHARES OWNED BY F.T. VICINO ttee U/A DTD 9/26/1997;
         2.   4,651 SHARES OWNED BY F.T. VICINO JR ttee U/A DTD 9/26/1997;
         3.   2,980 SHARES OWNED BY VICINO FAMILY HOLDINGS, INC. AND
         4.   52,000 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERS.

     c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

     d. OTHER THAN IN HIS PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP, DEBORAH KLAMARUS, F.T. VICINO ttee U/A DTD 9/26/1997 AND F.T. VICINO JR ttee U/A DTD 9/26/1997 HAVE THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY DEBORAH KLAMARUS

     e.  N/A.

     14. DEBORAH DEE VICINO
     a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 31,650.
         PERCENTAGE: 4.9%.

     b.  SOLE POWER TO VOTE OR DIRECT VOTE: 31,650
         SHARED POWER TO VOTE OR DIRECT VOTE: 0
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 31,650.

     c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

     d.  N/A

     e.  N/A.

ITEM  6.     CONTRACTS,  ARRANGEMENTS,  UNDERSTANDINGS,  OR  RELATIONSHIPS  WITH
RESPECT  TO  SECURITIES  OF  THE  ISSUER.

ON OR ABOUT DECEMBER 23, 1997, THE REPORTING PERSONS HEREIN ENTERED INTO AN AGREEMENT WHEREBY ALLEN A. BLASE WOULD MANAGE THEIR INVESTMENT ACCOUNT ON A NON EXCLUSIVE BASIS FOR THE PURPOSE OF ACCUMULATING, AMONG OTHER THINGS, WESTMORELAND COAL 1/4 PREFERRED STOCK .

ITEM  7.     MATERIALS  TO  BE  FILED  AS  EXHIBITS.

None.

                                    SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED: MARCH 19, 2009

                              REPORTING PERSONS:

                              /S/ ALLEN A. BLASE
                              ------------------------
                              Name: ALLEN A. BLASE
                              Title: SHAREHOLDER

                              /S/ FRANK VICINO SR
                              ----------------------------
                              Name: FRANK VICINO SR
                              Title: SHAREHOLDER
                              FRANK VICINO SR, INDIVIDUALLY AND
                              AS TRUSTEE FOR THE FRANK VICINO SR
                              REVOCABLE TRUST

                              /S/ ROSEMARY ANN VICINO
                              ----------------------------
                              Name: ROSEMARY ANN VICINO
                              Title: SHAREHOLDER
                              ROSEMARY ANN VICINO, INDIVIDUALLY AND
                              AS TRUSTEE FOR THE ROSEMARY ANN VICINO
                              REVOCABLE TRUST DTD 12/28/2001

                              /S/ DEBORAH KLAMERUS
                              ----------------------------
                              Name: DEBORAH KLAMERUS
                              Title: SHAREHOLDER
                              DEBORAH KLAMERUS,INDIVIDUALLY AND AS TRUSTEE
                              FOR THE DEBORAH KLAMERUS ttee U/A DTD
                              06/24/1998

                              /S/ KYLE KLAMERUS
                              ----------------------------
                              Name: KYLE KLAMERUS
                              Title: SHAREHOLDER

                              /s/ DEBORAH DEE VICINO
                              -----------------------------
                              Name: DEBORAH DEE VICINO
                              Title: SHAREHOLDER

                              /S/ FRANK T. VICINO JR
                              --------------------------
                              Name: FRANK T. VICINO JR
                              Title: SHAREHOLDER
                              FRANK T. VICINO, INDIVIDUALLY, AS PRESIDENT OF VICINO FAMILY HOLDINGS, INC., AS TRUSTEE FOR F.T. VICINO ttee U/A DTD 9/26/1997, AS TRUSTEE FOR F.T. VICINO JR. ttee U/A DTD 9/26/1997 AND ON BEHALF OF VICINO FAMILY HOLDINGS, INC., GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP.

                                    EXHIBIT 1

                      AGREEMENT TO FILING STATEMENT JOINTLY

THE UNDERSIGNED PARTIES HEREBY CERTIFY THAT THE FOREGOING IN FILED ON BEHALF OF EACH ONE OF THEM INDIVIDUALLY, PURSUANT TO 13d-1(k)(1)(iii).

                           By:
                              /S/ ALLEN A. BLASE
                              ------------------------
                              Name: ALLEN A. BLASE
                              Title: SHAREHOLDER

                              /S/ FRANK VICINO SR
                              ----------------------------
                              Name: FRANK VICINO SR
                              Title: SHAREHOLDER
                              FRANK VICINO SR, INDIVIDUALLY AND
                              AS TRUSTEE FOR THE FRANK VICINO SR
                              REVOCABLE TRUST

                              /S/ ROSEMARY ANN VICINO
                              ----------------------------
                              Name: ROSEMARY ANN VICINO
                              Title: SHAREHOLDER
                              ROSEMARY ANN VICINO, INDIVIDUALLY AND
                              AS TRUSTEE FOR THE ROSEMARY ANN VICINO
                              REVOCABLE TRUST DTD 12/28/2001

                              /S/ DEBORAH KLAMERUS
                              ----------------------------
                              Name: DEBORAH KLAMERUS
                              Title: SHAREHOLDER
                              DEBORAH KLAMERUS,INDIVIDUALLY AND AS TRUSTEE
                              FOR THE DEBORAH KLAMERUS ttee U/A DTD
                              06/24/1998

                              /S/ KYLE KLAMERUS
                              ----------------------------
                              Name: KYLE KLAMERUS
                              Title: SHAREHOLDER

                              /s/ DEBORAH DEE VICINO
                              -----------------------------
                              Name: DEBORAH DEE VICINO
                              Title: SHAREHOLDER

                              /S/ FRANK T. VICINO JR
                              --------------------------
                              Name: FRANK T. VICINO JR
                              Title: SHAREHOLDER
                              FRANK T. VICINO, INDIVIDUALLY, AS PRESIDENT OF VICINO FAMILY HOLDINGS, INC., AS TRUSTEE FOR F.T. VICINO ttee U/A DTD 9/26/1997, AS TRUSTEE FOR F.T. VICINO JR. ttee U/A DTD 9/26/1997 AND ON BEHALF OF VICINO FAMILY HOLDINGS, INC., GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP.